UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015

NEPHROGENEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36303	20-1295171
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Beechleaf Court Suite 900 Raleigh, NC	27604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 986-1780

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(c)     On July 2, 2015, NephroGenex, Inc. (the “Company”) entered into an employment agreement with Jaikrishna Patel, pursuant to which Dr. Patel was appointed as the Company’s Chief Medical Officer. Dr. Patel’s service will commence on July 27, 2015. The employment agreement will continue until Dr. Patel’s employment is terminated by either party pursuant to the terms and provisions of the employment agreement. The employment agreement provides Dr. Patel an annual base salary of $350,000. For each completed fiscal year during Dr. Patel's service to the Company, Dr. Patel is eligible to earn a bonus based on achievement of reasonable individual and corporate performance objectives established by the Company’s Board of Directors and communicated to Dr. Patel. The target amount of Dr. Patel’s annual bonus for each fiscal year will be 35% of the base salary paid or payable to Dr. Patel for his service in that year. To receive any annual bonus otherwise earned for a given year, Dr. Patel must remain employed with the Company through the last business day of that year.
        Dr. Patel will also participate in the employee benefit plans, policies or arrangements maintained by the Company for management-level employees, subject to the terms and conditions of such plans, policies or arrangements. Further, the Company has agreed to pay directly, or reimburse, Dr. Patel for travel and business expenses in accordance with the Company’s generally applicable policies relating to such expenses.
        Upon the termination of Dr. Patel's employment, he will receive payment for any accrued but unpaid wages, accrued but unused vacation and for any incurred but unreimbursed expenses, subject to the Company’s policies for expense reimbursements. If Dr. Patel's employment is terminated by the Company upon 30 days prior written notice or is terminated by Dr. Patel for “Good Reason,” the Company will (a) make a cash lump sum payment to Dr. Patel equal to 135% of his base salary (at the rate in effect immediately prior to such termination), less applicable taxes and withholdings, and (b) for a period of twelve (12) months (or by lump sum covering twelve (12) months if allowed by applicable law) pay Dr. Patel the monthly benefit stipend equal to Dr. Patel's premiums for continuation of medical and dental benefits pursuant to Dr. Patel's COBRA election, including payments to account for applicable taxes and withholdings. Such payments will be conditioned on Dr. Patel's execution of a general release of claims against the Company and its affiliates (excluding Dr. Patel's rights as a stockholder, rights with respect to equity incentive awards and rights to indemnification for acts performed in Dr. Patel's capacity as a director, officer or employee) in a mutually acceptable form and on such release becoming effective no later than 60 days following such termination.
Dr. Patel will have a significant role in the Company’s PIONEER clinical trial program. He will also focus on new areas and take over the activities recently performed by contractors and consultants. Dr. Patel has held numerous positions at GlaxoSmithKline, including his current position as Vice President, Metabolic Pathways and Cardiovascular, Global Regulatory Affairs, which he has held since April 2012. Prior to that, Dr. Patel served as Vice President, U.S. Regional Regulatory Affairs from September 2010 to April 2012. He has served at GlaxoSmithKline and its predecessor companies in varying roles since 1991.
        Dr. Patel graduated from the University of London with a BSc (Hons), 1st class, in Experimental Pathology in 1983. He received an MBBS with distinction from St. Bartholomew's Hospital in 1986, and an MRCP in 1989. Dr. Patel completed his post-graduate medical training at St. Bartholomew's Hospital and Kings College Hospital in London and is licensed with the UK General Medical Council.
There are no arrangements or understandings between Dr. Patel and any other person pursuant to which Dr. Patel was appointed as an officer. Dr. Patel has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company. There are no transactions to which the Company is a party and in which Dr. Patel has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of NephroGenex, Inc. issued July 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEPHROGENEX, INC.

Date: July 27, 2015	By:	/s/ Pierre Legault
	Name:	Pierre Legault
	Title:	Chief Executive Officer

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